Exhibit 10.1

January 12, 2018

Mr. Ben Wu

Dear Ben:

As we discussed, this letter agreement sets forth the terms of your separation from employment with Kush Bottles, Inc., a Nevada corporation (the “Company”). Your final date of employment with the Company is January 12, 2018 (the “Separation Date”). In connection with the termination of your employment, the Company is offering certain benefits to which you are not otherwise entitled, in exchange for certain obligations on your part. This letter is referred to as the “Agreement.”

1.       Earned Compensation; Business Expenses. As of January 12, 2018, you will receive a payment representing your final pay for all earned but unpaid wages, including accrued but unused vacation time, earned through and including the Separation Date. All payments are subject to applicable withholdings and deductions. You will also be reimbursed for any authorized reasonable business expenses that you may have incurred, provided that you submit an expense report and supporting documentation in accordance with the Company’s policies and practices on, or immediately after, the Separation Date. You receive the earned compensation, reimbursement of business expenses and notice described in this paragraph even if you do not sign this Agreement.

2.       Benefit Plans. Because you do not currently participate in the Company’s group health plan, you will not have the option of extending that coverage by electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Your participation in all other Company benefit plans will end on the Separation Date unless they continue by the terms of their respective governing plan documents.

3.       Severance Benefits. If you: (a) sign this Agreement on or before January 12, 2018 and comply with all of the terms of this Agreement, then the Company will:

i.	provide you with severance pay in an amount equal to Thirty Thousand Dollars ($30,000.00), subject to all applicable withholdings and deductions, payable in equal installments in accordance with the Company’s regular payroll schedule over a period of three (3) months and commencing on the next regularly scheduled payroll date after the Separation Date;

ii.	amend the terms of your existing options to purchase 1,000,000 shares of the Company’s common stock that have an exercise price of $0.05 per share (the “Retained Options”) to (A) extend the exercise period and expiration date until the one-year anniversary of the Separation Date, provided that you hereby agree to not exercise more than 250,000 of the Retained Options in any consecutive thirty (30) calendar day period during such extended exercise period, and (ii) provide that upon the occurrence of a Change in Control, as such term is defined in the Company’s 2016 Stock Incentive Plan (a “Change in Control”), all such Retained Options shall immediately become fully vested and exercisable; and

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

iii.	grant 100,000 shares of the Company’s restricted common stock to you, which will vest with respect to all 100,000 shares upon the earlier to occur of (i) the one-year anniversary of the Separation Date, or (ii) a Change in Control.

For the avoidance of doubt, your options to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $2.64 shall, to the extent they are not exercised prior to the Separation Date, be forfeited on the Separation Date pursuant to their terms. The Company hereby covenants and agrees to use its reasonable best efforts to cause any restrictive legends on the certificates or book entry notations with respect to shares issued upon exercise of the Retained Options to be removed, to the extent permissible under applicable law, as promptly as practicable following written notice from you to the Company indicating your intention to sell such shares. These best efforts will apply to both the 1,000,000 options noted in point i. as well as the 100,000 shares of restricted stock noted in point iii. above.

The severance benefits set forth in paragraphs 3(i)-(iii) are collectively the “Severance Benefits.”

If you:

A.	do not sign this Agreement on or before January 12, 2018; or

B.	do not comply with the terms of this Agreement;

then you will not be entitled to, and the Company will not be obligated to provide you with, any Severance Benefits.

4.       General Release, Waiver and Covenant Not to Sue. Except as specifically set forth in this Agreement, and in consideration and exchange for the Severance Benefits set forth above, and for other good and valuable consideration described herein, you, Ben Wu, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge Kush Bottles, Inc.; its past and present affiliates, subsidiaries, board of directors, parent companies, investors, predecessors, successors and assigns; and its and their respective current and former partners, members, owners, shareholders, trustees, officers, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”) of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment with the Company and/or the termination thereof; Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, pregnancy, race, religion, color, national origin, ancestry, ethnicity, sexual orientation, disability, genetic information, military or veteran status, gender identity and expression, and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances, including but not limited to the California Labor Code (including without limitation §1194(a)), the California Wage Theft Prevention Act, the California Fair Pay Act, the “All Gender” Bathroom Bill, the California Fair Employment and Housing Act, each as amended. You further agree that you covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and, additionally, separately agree not to commence any legal action for any Claims. You acknowledge that if you bring any legal action against the Releasees or any of them for any Claims, then you will be in breach of this Agreement. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits are sufficient consideration for your obligations and release in this Agreement.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

a.    Acknowledgements. You acknowledge that with your final paycheck, you have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions which are due and payable as of the Separation Date, and bonuses) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Fair Labor Standards Act, the California Labor Code, the California Fair Pay Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the California Family Rights Act, the California Paid Family Leave Act, the California Healthy Workplaces, Healthy Families Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances.

b.    Protected Activity. This release does not apply to: (i) your entitlement under ERISA to vested retirement or pension benefits; (ii) enforcement of the terms of this Agreement; (iii) any claims to workers’ compensation benefits; (iv) any claims for unemployment benefits; and (v) any claims that may not be released by applicable law. Also, nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB. However, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf on the basis that any such claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

c.    Release of Unknown or Unsuspected Claims. You understand and agree that this is a full and final release covering all known, unknown, anticipated and unanticipated injuries, debts, claims or damages to you which may have arisen or may be connected with your work relationship with the Company, the termination of that relationship, or based on any other act or omission through the execution date of this Agreement. You hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in her or her favor at the time of executing the release, which if known by him or her must have materially affected her or her settlement with the debtor.

5.       Nondisparagement; Relationship to the Company. You and the Company each hereby agree not to make or provide any derogatory, defamatory or negative statements or information to anyone about the other party (and, in the case of the Company, any of the Releasees or any of its or their respective services, products, directors, officers or employees), unless compelled to do so by law, or by an order of a court or other forum of competent jurisdiction, in which case the disclosing party will notify the other party promptly to allow the other party sufficient time to intervene to stop the disclosing party from being required to make such statements or information. After the Separation Date, you must refrain from representing to others or giving others the impression, whether directly or indirectly, that you are in any way an employee, agent or representative of the Company, except in your limited capacity as consultant during the term of the Consulting Agreement by and between you and Company, dated on or about the date hereof (the “Consulting Agreement”).

6.       Confidentiality Agreement. You will remain bound by all terms of confidentiality currently in place with the Company as well as any subsequent agreements that may be put in place.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

7.       Cooperation; Return of Property. You agree to cooperate fully in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company about which you have knowledge or were involved by virtue of your employment with the Company, and in any claim or action brought by the Company against any other entity about which you have knowledge or were involved by virtue of your employment with the Company. On or before the Separation Date, you agree to return all of the Company’s property, including your identification badge and any and all keys, passwords, external hard drives, phones, software, spreadsheets and any other property and/or information that you may have received, created, or accessed as an employee of the Company, including but not limited to any documents or data stored on any Company device or on any personal device, but excluding your laptop, which will become your property as of the Separation Date. You agree not to retain, and represent that you have returned, any copies of any property, documents, spreadsheets or information, including but not limited to paper documents or items stored in any electronic format, which was made or compiled by you, or made available to you, relating to the Company, its clients or any of them. Notwithstanding the foregoing, you may access and temporarily retain any paper or electronic documents solely for the purposes of providing consulting services to the Company pursuant to the Consulting Agreement, provided that you return such documents to the Company promptly following the termination or expiration of the Consulting Agreement.

8.       Nonadmission. This Agreement shall not be construed in any way to be an admission by the Company, and the Company specifically denies, that it has engaged in any wrongful or unlawful act with respect to you, your employment or the termination of your employment.

9.       Breach. You agree that if you breach or threaten to breach the provisions of sections 4, 5, or 7 of this Agreement, the Company will suffer irreparable harm for which money damages may not be adequate. Therefore, you agree that the Company shall be entitled to equitable relief, including a preliminary and permanent injunction, without the need to post a bond of greater than $100 or to provide any other security, to stop or prevent the harm to the Company, and to payment by you of all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement. The Company will also be entitled to all other remedies available to it by law.

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

10.       Miscellaneous. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements, whether written or oral, with respect to your employment, its termination and all related matters, except as provided in section 6 of the Agreement. This Agreement may only be modified or amended by a written document signed by both parties. If any part, term or provision of this Agreement is determined to be illegal, invalid or unenforceable, that term or provision will be stricken and the remaining parts, terms or provisions will remain in full force and effect. This Agreement will be governed by the laws of the State of California without regard to conflict of law principles. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns. This Agreement may be executed in duplicate counterparts, each of which shall be treated as an original, and signatures submitted in electronic format shall be considered originals.

11.       Representations. You represent and agree that: (a) you have carefully read and understand this Agreement and, in particular, the General Release, Waiver and Covenant Not to Sue contained in paragraph 4 above, and fully understand the final and binding effect of same; (b) you were advised to consult legal counsel before signing this Agreement and have had the opportunity to do so; (c) you are not entitled to the consideration set forth in this Agreement, but for your signing this Agreement; (d) you are signing this Agreement knowingly and voluntarily and for reasons of your own; and (e) the Company has not made any representations inconsistent with the terms of this Agreement.

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1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM

Please indicate your agreement to the terms of this Agreement by signing and returning to Jim McCormick a copy of this letter no later than 5:00PM on January 12, 2018.

Kush Bottles, Inc.		Ben Wu

/s/ Jim McCormick		/s/ Ben Wu
By:	Jim McCormick	Date: 1/12/18
Its:	Chief Financial Officer

January 12, 2018

1800 NEWPORT CIRCLE, SANTA ANA, CA 92705 ● 888.920.5874 ● WWW.KUSHBOTTLES.COM